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                                                                      EXHIBIT 21

                    Subsidiaries of PortaCom Wireless, Inc.


          Name
          ----

PortaCom International, Ltd.
Extreme Telecom, Inc.
PCBX Systems, Inc.
Extreme Laboratories, Inc.